Exhibit 99.1
Greenlane Reports Record Q3 2021 Revenue of $41.3 Million

Company Closes Transformational Merger with KushCo, Creating the Industry’s Leading Ancillary Cannabis Company and House of Brands

Revenue up 16% Year-over-Year; Greenlane Brands Revenue up 26% Year-over-Year

Company Targets $70 Million and $100 Million of Greenlane Brands Revenue for 2022 and 2023, Respectively, with Gross Margins of 45%+

BOCA RATON, Fla., November 15, 2021 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today reported financial results for the third quarter ended September 30, 2021 ("Q3 2021").

Recent Highlights

•Total revenue increased 16% to $41.3 million for Q3 2021, compared to $35.8 million for Q3 2020
•Achieved second-highest sales level in Company history for Greenlane Brands, which grew to $8.4 million in Q3 2021, up 26% compared to $6.7 million in sales for Q3 2020;
•Greenlane Brands accounted for 20.4% of Q3 2021 total revenue compared with 18.7% of total revenue for Q3 2020
•Completed transformative merger with KushCo Holdings Inc. (“KushCo”), creating an undisputed leader in the ancillary cannabis industry
•Entered into agreement to acquire industry leading vaporizer brand DaVinci, expanding Greenlane Brands portfolio and intellectual property pipeline
Management Commentary

Nick Kovacevich, CEO of Greenlane Holdings, said: “Q3 was a transformational quarter for Greenlane, with the completion of our merger with KushCo creating the industry’s leading ancillary cannabis company and house of brands. Our first few months as a combined company have been off to a strong start, as demonstrated through several realized revenue and cost saving synergies, including the consolidation of certain vendors and infrastructure and the development of go-to-market cross-selling strategies across each of our respective platforms. We are extremely pleased with the progress we have made on our integration efforts to date, while simultaneously driving meaningful progression in the business. We also generated another strong quarter of sales for our Greenlane Brands, which, despite the normal and expected challenges of closing a merger, still represented the second highest quarterly revenue contribution in Company history.”

Kovacevich continued, “Looking ahead, we will continue to build our portfolio of higher-margin proprietary brands, as seen by our recent announcement to acquire leading high-margin vaporizer brand DaVinci, which expands our Greenlane Brands portfolio, and is expected to strengthen our overall margins and profitability in the near-term. With our enhanced operations, customer base, and product portfolio, we are in a stronger position than ever to execute on our growth strategy and drive significant value for our customers, partners, and shareholders.”

Greenlane Brands Outlook

The Company is targeting to achieve $70 million and $100 million in Greenlane Brands revenue for 2022 and 2023, respectively. In addition, the Company expects Greenlane Brands, as a whole, to generate 45% product margins, and to comprise between 22% and 28% of total revenue in 2022.

Financial Summary

	Three Months Ended September 30,		%
($ in thousands)	2021	2020	Change
Net Sales	$41,314	$35,764	15.5%
Greenlane Branded Sales	8,414	6,696	25.7%
% of Net Sales	20.4%	18.7%
Cost of Sales	$41,192	$33,297	23.7%
Gross Profit	122	2,467	(95.1)%
Gross Margin	0.3%	6.9%
Salaries, Benefits & Payroll Taxes	11,192	5,010	123.4%
General and Administrative	15,430	10,673	44.6%
Net Loss	(28,715)	(13,793)	108.2%
Adjusted Net Loss	(9,156)	(6,852)	33.6%
Adjusted EBITDA	(6,941)	(6,276)	10.6%
Cash	$13,215	$30,435	(56.6)%

Net sales were $41.3 million in Q3 2021, compared to $35.8 million in Q3 2020, an increase of $5.6 million, or 16%.

Adjusted gross profit was $8.8 million, or 21.3% of net sales in Q3 2021, compared to $7.8 million, or 22.4% of net sales in Q2 2021 and $6.8 million, or 19.1% of net sales in Q3 2020 (see notes below regarding "Use of Non-GAAP Financial Measures" and "Adjusted Gross Margin" for further discussion of this and other non-GAAP measures included in this earnings release). A one-time inventory rationalization of $8.7 million was implemented in connection with the closing of the merger with KushCo, resulting in an impact to adjusted gross profit. The inventory rightsizing initiative will allow the Company to reallocate resources to higher-margin, top-performing SKUs and eliminate redundancies between the combined product portfolio of Greenlane and KushCo.

As of September 30, 2021, cash totaled $13.2 million and working capital was $70.8 million in comparison to working capital of $54.2 million as of December 31, 2020.

	Three Months Ended September 30,		%
($ in thousands)	2021	2020	Change
United States - Net Sales	$37,501	$28,984	29.4%
Canada - Net Sales	982	4,447	(77.9)%
Europe - Net Sales	2,831	2,333	21.3%

Net sales for our United States reporting segment increased $8.5 million, or 29.4%, to $37.5 million in Q3 2021, compared to approximately $29.0 million in the same period in 2020.

Net sales for our Canadian reporting segment were approximately $1.0 million for Q3 2021 compared to approximately $4.4 million in the same period in 2020, primarily due to an expected decrease in nicotine sales as a result of the Company’s strategic shift away from low-margin nicotine sales.

Net sales for our European reporting segment increased 21.3% to $2.8 million for Q3 2021, primarily due to an increase in B2B and third-party marketplace website sales.

Conference Call Information

Greenlane management will host a scheduled conference call and webcast tomorrow, Tuesday, November 16 at 8:30 a.m. Eastern time to discuss the results for its third quarter ended September 30, 2021, followed by a question-and-answer session. The call will be webcast with an accompanying slide deck, which will be accessible by visiting the Financial Results page of Greenlane’s investor relations website.

All interested parties are invited to listen to the live conference call and presentation by dialing the number below or by clicking the webcast link available on the Financial Results page of the Company’s investor relations website.

DATE:	Tuesday, November 16th, 2021
TIME:	8:30 a.m. Eastern Time
WEBCAST:	Click to access
DIAL-IN NUMBER:	(888) 506-0062 (Toll-Free) (973) 528-0011 (International)
CONFERENCE ID:	714372
REPLAY:	(877) 481-4010 or (919) 882-2331 Replay Passcode: 43437 Available until November 30th, 2021
If you have any difficulty connecting with the conference call or webcast, please contact Greenlane’s investor relations at ir@greenlane.com or 714-539-7653.

About Greenlane Holdings, Inc.

Greenlane Holdings, Inc. (Nasdaq: GNLN) is a global house of brands and one of the largest sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products to smoke shops, dispensaries, and specialty retail stores, as well as direct to consumer through its online e-commerce platforms, Vapor.com, Higherstandards.com, Aerospaced.com, Haringglass.com, Eycemolds.com, Canada.Vapor.com, Vaposhop.com, and Puffitup.com. Founded in 2005, Greenlane serves more than 8,000 retail locations and has over 275 employees with operations in United States, Canada, and Europe. With a strong global footprint, Greenlane has been the partner of choice for many of the industry's leading brands, who chose to leverage its strong distribution platform, unparalleled customer service, and highly efficient operations and logistics to accelerate their growth. Greenlane's curated portfolio of owned brands includes EYCE, packaging innovator Pollen Gear™, VIBES™ rolling papers, Marley Natural™ Accessories; K.Haring Glass Collection, Aerospaced grinders, and Higher Standards which offers both an upscale product line as well as an innovative retail experiences with flagship stores located in Chelsea Market, New York and Malibu, California.

For additional information, please visit: https://gnln.com/.

Use of Non-GAAP Financial Measures
Greenlane discloses Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP performance measures, because management believes these metrics assist investors and analysts in assessing our overall operating performance and evaluating how well we are executing our business strategies. You should not consider Adjusted Net Loss or Adjusted EBITDA as alternatives to net loss, as determined in accordance with U.S. GAAP, as indicators of our operating performance. Adjusted Net Loss and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

•Adjusted EBITDA does not include interest expense, which has been a necessary element of our costs, and income tax payments we may be required to make;
•Adjusted EBITDA and Adjusted Net Loss do not reflect equity-based compensation;
•Adjusted EBITDA and Adjusted Net Loss do not reflect transaction and other costs which are generally incremental costs that result from contemplated or completed transaction;
•Adjusted EBITDA and Adjusted Net Loss do not reflect other one-time expenses and income, including consulting costs related to the implementation of our ERP system and the reversal of an allowance against indemnification receivables associated with the EU VAT liability;
•Other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because Adjusted Net Loss and Adjusted EBITDA do not account for these items, these measures have material limitations as indicators of operating performance. Accordingly, management does not view Adjusted Net Loss or Adjusted EBITDA in isolation or as substitutes for measures calculated in accordance with U.S. GAAP.

For more information on Greenlane's non-GAAP financial measures and a reconciliation of GAAP to non-GAAP financial measures, please see the "Reconciliation of GAAP to Non-GAAP Financial Measures" table in this press release.

Adjusted Gross Margin

Adjusted gross margin is a supplemental non-GAAP financial measure, which the Company calculates as total revenues less cost of revenues, prepared in accordance with GAAP, adjusted for certain non-recurring, non-cash items to the extent such items relate to cost of revenues, including charges relating to the Company’s inventory rationalization initiatives. The Company uses Adjusted gross margin as a supplemental performance measure because it believes that Adjusted gross margin is beneficial to investors for purpose of measuring the Company’s operational performance, exclusive of certain non-recurring non-cash items that are not expected to be incurred in future periods. Specifically, in excluding charges relating to the Company’s inventory rationalization initiatives, which the Company does not believe are indicative of the Company’s operating performance, Adjusted gross margin provides a performance measure that, when compared period-over-period, more accurately reflects the Company’s operational performance. Adjusted gross margin should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company's definition of Adjusted gross margin may differ from similarly titled measures used by other companies.

Cautionary Statement Regarding Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others: comments relating to the current and future performance of the Company's business; the impacts of acquisitions and other similar transactions; and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Additional information is also set forth in Greenlane's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@greenlane.com

Media Contact
Mark Sinclair
Account Director, MATTIO Communications
Greenlane@mattio.com

GREENLANE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value per share amounts)

	September 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets
Cash	$13,215	$30,435
Accounts receivable, net of allowance of $982 and $1,084 at September 30, 2021 and December 31, 2020, respectively	15,213	6,330
Inventories, net	61,545	36,064
Vendor deposits	18,962	11,289
Assets held for sale	75	1,073
Other current assets	11,011	10,892
Total current assets	120,021	96,083

Property and equipment, net	19,627	12,201
Intangible assets, net	80,216	5,945
Goodwill	32,862	3,280
Operating lease right-of-use assets	9,668	3,104
Other assets	4,404	2,037
Total assets	$266,798	$122,650

LIABILITIES
Current liabilities
Accounts payable	$16,607	$18,405
Accrued expenses and other current liabilities	22,902	19,572
Customer deposits	6,517	2,729
Current portion of operating leases	2,977	966
Current portion of finance leases	180	184
Total current liabilities	49,183	41,856

Notes payable, less current portion and debt issuance costs, net	8,698	7,844
Operating leases, less current portion	7,047	2,524
Finance leases, less current portion	191	205
Other liabilities	1,487	964
Total long-term liabilities	17,423	11,537
Total liabilities	66,606	53,393

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 600,000 shares authorized as of September 30, 2021 and 125,000 shares authorized as of December 31, 2020; 79,807 shares issued and outstanding as of September 30, 2021; 13,322 shares issued and outstanding as of December 31, 2020	798	133
Class B common stock, $0.0001 par value per share, 30,000 shares authorized as of September 30, 2021 and 10,000 shares authorized as of December 31, 2020; 21,850 and 3,491 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	2	1
Class C common stock, $0.0001 par value per share, 0 shares authorized as of September 30, 2021 and 100,000 shares authorized as of December 31, 2021; 0 and 76,039 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	8
Additional paid-in capital	222,107	39,742
Accumulated deficit	(48,628)	(24,848)
Accumulated other comprehensive income	92	29
Total stockholders’ equity attributable to Greenlane Holdings, Inc.	174,371	15,065
Non-controlling interest	25,821	54,192
Total stockholders’ equity	200,192	69,257
Total liabilities and stockholders’ equity	$266,798	$122,650

GREENLANE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$41,314	$35,764	$110,038	$102,032
Cost of sales	41,192	33,297	94,832	85,419
Gross profit	122	2,467	15,206	16,613
Operating expenses:
Salaries, benefits and payroll taxes	11,192	5,010	23,158	17,745
General and administrative	15,430	10,673	30,885	25,758
Goodwill impairment charge	—	—	—	8,996
Depreciation and amortization	1,199	599	2,385	1,959
Total operating expenses	27,821	16,282	56,428	54,458
Loss from operations	(27,699)	(13,815)	(41,222)	(37,845)
Other (expense) income, net:
Interest expense	(119)	(115)	(368)	(335)
Other (expense) income, net	(894)	357	(690)	1,483
Total other (expense) income, net	(1,013)	242	(1,058)	1,148
Loss before income taxes	(28,712)	(13,573)	(42,280)	(36,697)
Provision for (benefit from) income taxes	3	220	(11)	147
Net loss	(28,715)	(13,793)	(42,269)	(36,844)
Less: Net loss attributable to non-controlling interest	(12,434)	(9,300)	(18,689)	(25,839)
Net loss attributable to Greenlane Holdings, Inc.	$(16,281)	$(4,493)	$(23,580)	$(11,005)

Net loss attributable to Class A common stock per share - basic and diluted	$(0.41)	$(0.35)	$(0.98)	$(0.95)
Weighted-average shares of Class A common stock outstanding - basic and diluted	39,735	12,798	24,061	11,559

Other comprehensive income (loss):
Foreign currency translation adjustments	(147)	285	(59)	130
Unrealized gain (loss) on derivative instrument	52	35	256	(525)
Comprehensive loss	(28,810)	(13,473)	(42,072)	(37,239)
Less: Comprehensive loss attributable to non-controlling interest	(12,479)	(9,066)	(18,556)	(26,152)
Comprehensive loss attributable to Greenlane Holdings, Inc.	$(16,331)	$(4,407)	$(23,516)	$(11,087)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net Income (Loss)	$(28,715)	$(13,793)	$(42,269)	$(36,844)
Adjustments related to product rationalization to increase inventory turnover of slow-selling products [1]	8,666	3,222	8,666	3,222
Legal and professional fees related to M&A transactions [2]	4,525	—	7,812	1,221
Equity-based compensation expense	3,812	(980)	4,762	181
Allowances for uncollectible vendor deposits incurred in connection with management's strategic initiative [1]	1,657	822	1,657	822
Non-recurring system implementation and website-development expenses [3]	459	45	1,483	153
Restructuring expenses [4]	440	495	687	859
Obsolete inventory charges related to management's strategic initiative [1]	—	1,137	—	1,137
Loss related to indemnification asset not probable of recovery [5]	—	2,200	—	2,200
EU VAT indemnification allowance adjustment [5]	—	—	(1,692)	—
One-time early termination fee on operating lease in connection with moving to a centralized distribution center model [6]	—	—	—	262
Goodwill impairment charge [7]		—	—	8,996
Adjusted Net Income (Loss)	$(9,156)	$(6,852)	$(18,894)	$(17,791)

(1)Includes certain non-recurring charges related to management's strategic initiative. These adjustments were incurred liquidate inventory on hand and on order, rationalize product offerings, improve inventory turnover of slow-selling products and vacate warehouse space for products with higher margin and marketability, along with synchronizing post-merger sales and inventory strategies.
(2)Non-recurring M&A legal, professional services, Directors and Officers insurance costs relating to the KushCo merger.
(3)Includes non-recurring expenses related to multiple software implementations, including the ERP implementation; along with non-recurring website development expenses.
(4)Includes severance payments for employees terminated as part of transformation plans and post-merger restructuring expenses
(5)Adjustment to reserve allowance for indemnification receivable from ARI's sellers primarily due to decrease of outstanding payable resulting from lower-than-expected interest and penalties.
(6)Severance related to European reduction in force and one-time termination fee for Visalia lease.
(7)Impairment expense recognized on our United States reporting unit's goodwill.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net Income (Loss)	$(28,715)	$(13,793)	$(42,269)	$(36,844)
Adjustments related to product rationalization to increase inventory turnover of slow-selling products [1]	8,666	3,222	8,666	3,222
Legal, professional fees and insurance expenses related to M&A transactions [2]	4,525	—	7,812	1,221
Equity-based compensation expense	3,812	(980)	4,762	181
Allowances for uncollectible vendor deposits incurred in connection with management's strategic initiative [1]	1,657	822	1,657	822
Depreciation and amortization	1,199	599	2,385	1,959
Other (expense) income, net [3]	894	(357)	690	(1,483)
Non-recurring system implementation and website-development expenses [4]	459	45	1,483	153
Restructuring expenses [5]	440	495	687	859
Interest expense	119	115	368	335
Provision for (benefit from) income taxes	3	220	(11)	147
Obsolete inventory charges related to management's strategic initiative [1]	—	1,137	—	1,137
Loss related to indemnification asset not probable of recovery [6]	—	2,200	—	2,200
EU VAT indemnification allowance adjustment [6]	—	—	(1,692)	—
One-time early termination fee on operating lease in connection with moving to a centralized distribution center model [7]	—	—	—	262
Goodwill impairment charge [8]	—	—	0	8996
Adjusted EBITDA	$(6,941)	$(6,275)	$(15,462)	$(16,833)

(1)Includes certain non-recurring charges related to management's strategic initiative. These adjustments were incurred liquidate inventory on hand and on order, rationalize product offerings, improve inventory turnover of slow-selling products and vacate warehouse space for products with higher margin and marketability, along with synchronizing post-merger sales and inventory strategies.
(2)Non-recurring M&A legal, professional services, Directors and Officers insurance costs relating to the KushCo merger.
(3)Includes rental and interest income and other miscellaneous income.
(4)Includes non-recurring expenses related to multiple software implementations, including the ERP implementation; along with non-recurring website development expenses.
(5)Includes severance payments for employees terminated as part of transformation plans and post-merger restructuring expenses
(6)Adjustment to reserve allowance for indemnification receivable from ARI's sellers primarily due to decrease of outstanding payable resulting from lower-than-expected interest and penalties.
(7)Severance related to European reduction in force and one-time termination fee for Visalia lease.
(8)Impairment expense recognized on our United States reporting unit's goodwill.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net Sales	$41,314	$35,764	$110,038	$102,032
Gross Profit	122	2,467	15,206	16,613
Adjustments related to product rationalization to increase inventory turnover of slow-selling products [1]	8,666	3,222	8,666	3,222
Obsolete inventory charges related to management's strategic initiative [1]	—	1,137	—	1,137
Adjusted Gross Profit	$8,788	$6,826	$23,872	$20,972
Adjusted Margin	21.3%	19.1%	21.7%	20.6%